Exhibit 23.2

HANSEN, BARNETT& MAXWELL, P.C.
A Professional Corporation
CERTIFIED PUBLIC ACCOUNTANTS	Registered with the Public Company
AND	Accounting Oversight Board
BUSINESS CONSULTANTS
5 Triad Center, Suite 750 Salt Lake City, UT 84180-1128
Phone: (801) 532-2200
Fax: (801) 532-7944
www.hbmcpas.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Remote MDx, Inc.

We consent to the use of our report dated December 14, 2006, in the Registration Statement of Remote MDx, Inc. on Form SB-2, relating to the registration of 25,859,384 shares of common stock.  We also consent to the use of our name and the reference to us in the “Experts” section of this Registration Statement.

HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah
September 10, 2007